                                                                Item 14 (10) (G)

          THIS SECURITY WAS ISSUED ON APRIL 25, 1994 (THE "ISSUE DATE") AT AN ISSUE PRICE OF $__________ FOR EACH $1,000 IN PRINCIPAL AMOUNT. UNDER THE INTERNAL REVENUE CODE AND PROPOSED TREASURY REGULATIONS, ALL INTEREST PAYMENTS ON THIS SECURITY ARE TO BE TREATED AS PART OF THE STATED REDEMPTION PRICE AT MATURITY, THEREBY CAUSING THIS SECURITY TO HAVE ORIGINAL ISSUE DISCOUNT ("OID"). ACCORDINGLY, (i) THE TOTAL AMOUNT OF OID FOR EACH $1,000 IN PRINCIPAL AMOUNT OF THIS SECURITY IS $__________ AND (ii) THE YIELD TO MATURITY FOR PURPOSES OF ALLOCATING OID IS ___% COMPOUNDED ANNUALLY.

          THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATED SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THIS NOTE IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SHAREHOLDERS AGREEMENT DATED AS OF APRIL 25, 1994, COPIES OF WHICH WILL BE FURNISHED BY CULBRO CORPORATION AND ANY SUCCESSOR THERETO UPON REQUEST AND WITHOUT CHARGE.

No.                                                                  $15,000,000

                               CULBRO CORPORATION

                         10% Exchangeable Note Due 1998

          Culbro Corporation, a New York corporation (the "Issuer"), for value received hereby promises to pay to MS Distribution, Inc. ("MSD") and its successors, transferees and assigns by wire transfer of immediately available funds to an account (the "Bank Account") designated by MSD by notice to the Issuer the principal sum of Fifteen Million Dollars ($15,000,000) on August 19, 1998, and to pay interest, by wire transfer of immediately available funds to the Bank Account on August 19, 1998, on the unpaid principal sum hereof outstanding at the rates per annum set forth below, from April 25, 1994; PROVIDED that in lieu of payment of such principal and interest by wire transfer immediately available funds, the obligations of the Issuer under this Note shall be satisfied in full upon (and the Issuer shall always have the right to so satisfy such obligations by) an exchange of the Notes for the EW Series B Preferred Stock (as defined below) pursuant to Section 3 if such exchange results in the transfer to the Holders (as defined below) of beneficial ownership and physical possessions of the EW Series B Preferred Stock plus an amount equal to accrued interest on the Notes.

          This Note shall bear interest, commencing on the date hereof, at a rate per annum equal to 10%. If all or any portion of the principal amount hereof or interest hereon is not paid when due (whether upon acceleration, redemption, at maturity or otherwise), then in each such case the overdue amount shall bear interest ("Overdue Interest") at the rate of 12% per annum, compounded quarterly, which Overdue Interest shall accrue from the date such overdue amount was due to the date payment of such amount has been made or duly provided for. All such Overdue Interest shall be payable on demand.

          Interest on this Note accrued for any period less than a full year shall be computed on the basis of an annual rate of 10.0% and a 365-day and the actual number of days in such partial year.

          Notwithstanding anything herein to the contrary, all payments of principal and interest to be made by Culbro under this Note, and all costs of enforcement and collection, shall be required to be made or satisfied only out of the EW Series B Preferred Stock, dividends or distributions with respect thereto, income thereon and proceeds thereof. The Holder, by acceptance of this Note, agrees that, insofar as Culbro or any of its shareholders, officers, directors, employees and agents are concerned, it will look to the EW Series B Preferred Stock, dividends or distributions with respect thereto and any income and proceeds therefrom and no recourse or assertion of personal liability shall be had for the payment of the principal or interest under this Note against Culbro or any shareholder, officer, director, agent, employee thereof, any legal representative, heir, estate, successor or assignee of Culbro or against any property, assets or funds other than the EW Series B Preferred Stock, dividends or distributions with respect thereto or income thereon or proceeds thereof. Nothing in this paragraph shall be construed to limit in any way the remedies available against Culbro or Ew under the Securities Purchase Agreement, the Shareholders Agreement or any other agreement referred to therein or entered into in connection therewith.


          The holder of this Note agrees, for the benefit of (i) the lenders under the Amended and Restated Credit Agreement dated as of February 19, 1993, as amended, among the Issuer and the several lenders parties thereto and Chemical Bank, as agent, and (ii) the holders of the Issuer's 9.56% Series B Senior Notes Due 1994, 9.87% Series C Senior Notes Due 1998 and 9.93% Series D Notes Due 1998, all issued pursuant to that certain Amended and Restated Note Purchase Agreement dated as of February 19, 1993, as amended, among the Issuer and the several note purchasers identified in Schedule I thereto, that in the event any voluntary or involuntary proceeding under Chapter 11 of the United States Bankruptcy Code, as amended, shall be filed by or against the Issuer, the holder of this Note will in a timely manner duly elect the application of the provisions of Section 1111(b)(2) of such Code to any claim for payment arising out of this Note, to the extent permitted by Section 1111(b)(1) thereof.

          This Note is the duly authorized note of the Issuer (the "Note") referred to in the Securities Purchase Agreement dated as of April 18, 1994 between the Issuer and MSD. the Note is transferable and assignable by MSD or any transferee of MSD to one or more purchasers; PROVIDED that such transfer or assignment is made in compliance with the Securities Act of 1933, as amended, and any applicable state and foreign securities laws; and PROVIDED FURTHER that this Note shall not be transferred to any Person which is not an Affiliate of MSD without the prior consent of Chemical Bank, as agent under the Credit Agreement dated as of February 19, 1993 among the Issuer, the Financial Institutions signatory thereto and Chemical Bank, as amended, unless such Person holds at least 10% of the Common Stock of EW outstanding at the time of such transfer. This Note is subject to certain restrictions set forth in the Shareholders Agreement (the "Shareholders Agreement") dated as of the date hereof among the Issuer and the other parties thereto. Culbro has secured its obligations hereunder pursuant to the Custody and Pledge Agreement (the "Custody and Pledge Agreement") dated as of the date hereof.

          The Issuer agrees to issue to MSD or any transferee of MSD from time to time a replacement Note or Notes in the form hereof and in such denominations as such Person may request to facilitate such transfers and assignments. References to "Notes" shall include the Note or Notes issued following a transfer or assignment of this Note in whole or in part to more than one purchaser. In addition, after delivery of an indemnity in form and substance satisfactory to the Issuer, the Issuer also agrees to issue a replacement Note if this Note has been lost, stolen, mutilated or destroyed.

          The Issuer shall keep at its principal office a register (the "Register") in which shall be entered the name and address of the registered holder of this Note and of all transfers of this Note. References to the "Holder" (or "Holders") shall mean the Person (or Persons) listed in the Register as the payee of the Notes. The ownership of this Note shall be proven by the Register. For the purpose of paying any amount owing under this Note, the Issuer shall be entitled to rely on the name and address in the Register and notwithstanding anything to the contrary contained in this Note, no Event of Default shall occur under Section

2.1(a) if payment is made in accordance with the name and address contained in the Register.

          Section 1. CERTAIN TERMS DEFINED. The following terms for all purposes of this Note shall have the respective meanings specified below. The terms defined in this Section 1 include the plural as well as the singular.

          "ACCELERATED EXCHANGE EVENT" means the occurrence of any of the following events:

               (i)  any Series B Redemption Event; or

               (ii) failure on the part of the Issuer to observe or perform any of the covenants or agreements of the Issuer contained in the Custody and Pledge Agreement;

               (iii) the Security Interest (as defined in the Custody and Pledge Agreement) shall fail to constitute a valid and perfected first priority Lien or Culbro or any third party shall so assert in writing; or

               (iv) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Issuer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of the property of the Issuer or ordering the winding up or liquidation of the affairs of the Issuer; or

               (v) commencement by the Issuer of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the issuer or for any substantial part of the property of the Issuer, or the Issuer shall make the general assignment for the benefit of creditors; or

               (vi) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Issuer; or

               (vii) (A) failure by the Issuer or any of its Subsidiaries (including without limitation EW) to make any payment in respect of any Material Debt when due or within any applicable grace period or
          (B) the
          occurrence of any event or condition which (x) results in the acceleration of the maturity of any Material Debt or (y) enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Material Debt or any Person acting on such holder's behalf to accelerate the maturity thereof, which failure in the case of clause (y) above shall be continuing and not waived by the holders of such Material Debt for a period of 30 days; or

               (viii)  Culbro Net Worth shall be less than $60 million; or

               (ix) any sale, exchange or conveyance of all or substantially all of the assets, properties or business of the Issuer; or

               (x)  any merger or consolidation other than any merger in which
          (w) the Issuer is the surviving company in such merger and such company shall have the certificate of incorporation and bylaws of the issuer, (x) immediately following such merger, the only shareholders of the surviving company shall be the shareholders of the Issuer immediately prior to such merger and their relative equity interest shall remain unchanged, (y) Culbro Net Worth immediately following such merger shall be at least equal to the Culbro Net Worth immediately prior to such merger and (z) no Default shall have occurred and be continuing immediately following such merger; or

               (xi)  any Recapitalization.

          "ACCELERATION NOTICE"  shall have the meaning set forth in Section
2.1.

          "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person; PROVIDED that neither MSD nor any Affiliate of MSD shall be an Affiliate of the Issuer.

          "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

          "CULBRO NET WORTH" means at any date the consolidated shareholder's equity of the issuer and its Subsidiaries determined as of such date.

          "DEBT" of any Person means at any date, without duplication, (i) all obligations, including accrued and unpaid interest and premium, of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit, bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such person to pay the deferred purchase price of property or services, except Trade Payables, (v) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vii) all Debt of others Guaranteed by such Person.

          "DEFAULT" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

          "EVENT OF DEFAULT"  shall have the meaning set forth in Section 2.1.

          "EXCHANGE NOTICE"  shall have the meaning set forth in Section 3.

          "EW"  means the Eli Witt Company, a Delaware corporation.

          "EW SERIES B PREFERRED STOCK" means the Series B Preferred Stock, par value $0.01 per share, of EW.

          "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt for the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Note, the Issuer shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement relating to such asset.

          "MATERIAL DEBT" means (i) all Debt of the Issuer and/or one or more of its Subsidiaries owing to MSD or its Affiliates (other than the Notes) and
(ii) any other Debt (other than (a) the Notes, (b) Debt of the Issuer owed to any Subsidiary or (c) Debt of any Subsidiary owed to the Issuer or any other Subsidiary) of the Issuer and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions exceeding $3,000,000 in the aggregate.

          "PERSON" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "RECAPITALIZATION" means any reorganization, recapitalization, reclassification, spin-off, partial or complete liquidation, dividend (other than regular quarterly dividends in any amount not to exceed $.20 per share of common stock of the Issuer paid after the Closing Date), split-up, repurchase by the Issuer of its capital stock (other than repurchases in one transaction or a series of transactions for aggregate consideration not to exceed $4,000,000), distribution to stockholders or combination of the securities of the Issuer or any other change (other than a change which is immaterial) in capital structure of the Issuer.

          "REQUIRED HOLDERS" means, as of any date, holders of at least 50% of the total principal amount of Notes outstanding on such date.

          "SERIES B REDEMPTION EVENT"  means the events described in clauses
(ii) through (vi) of the definition of "Series B Redemption Event" set forth in the Shareholders Agreement.

          "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Issuer.

          "TRADE PAYABLES" means accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed by the Issuer or any Subsidiary of the issuer in the ordinary course of business in connection with the obtaining of materials or services.


          Section 2.     EVENTS OF DEFAULT AND REMEDIES.

          SECTION 2.1. EVENT OF DEFAULT DEFINED; ACCELERATION OF MATURITY; WAIVER OF DEFAULT. In case one or more of the following events ("Events of Default") shall have occurred and be continuing;

          (a) default in the payment of all or any part of the principal of or interest on any of the Notes as and when the same shall become due and payable, at maturity, upon any redemption, by acceleration or otherwise; or

          (b) failure on the part of the Issuer duly to observe or perform any other of the covenants or agreements on the part of the Issuer contained in the Notes (other than those covered by clause (a) above) which failure shall have continued for a period of 30 days after written notice thereof has been given to the Issuer; or

          (c) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Issuer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of the property of the Issuer or ordering the winding up or liquidation of the affairs of the Issuer; or

          (d) the Issuer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of the property of the Issuer, or the Issuer shall make any general assignment for the benefit of creditors; or

          (e) any Accelerated Exchange Event (other than an Accelerated Exchange Event described in clause (iv) or (v) of the definition thereof);


then, and in each and every such case (other than an Event of Default specified in Section 2.1(c) or 2.1(d) hereof), the Required Holders, by notice in writing to the Issuer (the "Acceleration Notice"), may declare the aggregate principal amount of the Notes and the interest accrued thereon to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable; PROVIDED that if an Event of Default specified in Section 2.1(c) or 2.1(d) occurs, the aggregate principal of and accrued interest on the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Holders.

          Section 2.2. POWER AND REMEDIES CUMULATIVE; DELAY OR OMISSION NOT WAIVER OF DEFAULT. No right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

          No delay or omission of the Holders to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holders.

          Section 2.3. WAIVER OF PAST DEFAULTS. The Required Holders may waive any past Default and its consequences. In the case of any such waiver, the Issuer and the Holders shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.


          Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred for every purpose of the Notes; but no such waiver shall extent to any subsequent or other Default or impair any right consequent thereon.

          3.     EXCHANGE.  (a)  The Notes shall be exchangeable into EW
Series B Preferred Stock, in whole or from time to time in part, (i) at the option of the Required Holders at any time following April 25, 1998 and (ii) at the option of the Issuer at any time following July 1, 1998.

          (b) The Notes shall be automatically exchanged, in whole and not in part, into the EW Series B Preferred Stock immediately prior to the earliest to occur of (i) August 19, 1998, (ii) any redemption in full of the EW Series B Preferred Stock or (iii) any Accelerated Exchange

Event. In addition, the Notes shall be automatically exchanged into EW Series B Preferred Stock from time to time in part immediately prior to any partial redemption of the EW Series B Preferred stock. Any exchange pursuant to this
Section 3(b) shall occur automatically, without further action on the part of the Holders or the Issuer. Holders of outstanding Notes automatically shall become the beneficial owners of the number of shares of the EW Series B Preferred Stock determined pursuant to Section 3(b) and the Notes or portion thereof so exchanged shall be canceled concurrently with such exchange.

          (c) Any exchange pursuant to this Section 3 shall be for Notes having an aggregate principal amount which shall bear the same proportion, as nearly as may be, to the total principal amount of all of the Notes then outstanding as the number of shares of EW Series B Preferred Stock being redeemed bears to the total number of shares of EW Series B Preferred Stock outstanding immediately prior to such exchange. Any exchange of less than all of the Notes shall be applied pro rata among the Notes according to the principal amounts thereof.

          (d) An amount equal to all interest on the aggregate principal amount of Notes being exchanged pursuant to this Section 3, accrued to the date fixed for exchange, shall be paid to the Holders on the date fixed for exchange.

          (e) (i) At least 30 but not more than 60 days prior to the date fixed or anticipated for any exchange of the Notes or the date of any event which, pursuant to Section 3(b), would result in any such exchange, the Required Holders (in the case of any exchange pursuant to Section 3(a)(i)) or the Issuer (in the case of any exchange pursuant to Section 2(a)(ii) or 3(b)) shall give written notice of such exchange (the "Exchange Notice") by first class mail, postage prepaid, to the Issuer and to all Holders; PROVIDED that notwithstanding the foregoing, if the Issuer received less than 30 days' prior notice of a redemption described in Section 3(b)(ii) or an event described in Section 3(b)(iii), the Issuer shall notify the Holders of the resulting exchange immediately upon receipt of such notice by the Issuer. In the case of any exchange pursuant to Section 3(b), an Exchange Notice shall be sent to each Holder at such Holder's address as the same appears on the Register. Each Exchange Notice shall state:

               (A) whether all or a portion of the Notes are to be exchanged, the total principal amount of the Notes being exchanged and the amount of accrued interest thereon;

               (B) the portion of the Notes held by the holder to be exchanged; and

               (C) the date fixed for exchange and, in the case of Section 3(b), the circumstances giving rise to such exchange.

Neither the failure to give such Exchange Notice nor any deficiency in such Exchange Notice shall affect the validity or the occurrence of such exchange.

               (ii) On or before the date fixed for exchange (or promptly following receipt by the Holder of an Exchange Notice from the Issuer, if later), each Holder shall surrender the Notes to the Issuer in the manner and at the place designated by the Issuer by notice in writing to the Holders, and each Note shall be canceled and retired. In the event that only a portion of the Notes outstanding are exchanged, a new Note shall be issued representing the unexchanged portion of such Note and interest shall continue to accrue in respect of such unexchanged Notes in accordance with the provisions hereof until such time as they are exchanged. Notwithstanding the foregoing, failure to comply with the provisions of this Section shall not affect the validity of any such exchange.

               (iii) Unless the Issuer defaults in its obligations pursuant to this Section 3 notwithstanding that any of the Notes so called for exchange shall not have been surrendered for cancellation, all rights of the Holders of such Notes so exchanged shall cease with respect to the Notes on such date (except the right to receive from the Issuer the EW Series B Preferred Stock deliverable on such exchange as provided below and any other amounts, including without limitation accrued interest, payable pursuant to Section 3), and the person entitled to receive the EW Series B Preferred Stock deliverable upon exchange shall be treated for all purposes as the registered holder of such EW Series B Preferred Stock as of the date which coincides with the date of exchange and such shares of EW Series B Preferred Stock shall be delivered to such Holder or Holders pursuant to the terms of the Custody and Pledge Agreement dated as of the date hereof.

               (iv) The Issuer shall pay any and all transfer taxes that may be payable in respect of the delivery of the EW Series B Preferred Stock in exchange for the Notes. The Issuer shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the delivery of the EW Series B

          Preferred Stock in a name other than that in which the Notes so exchanged were registered.

               (v) If the Issuer receives any payment or distribution in respect of the EW Series B Preferred Stock to which the Holders are otherwise entitled pursuant to the terms hereof, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the Holders for application pursuant to the terms hereof.

          (f) Notwithstanding anything herein to the contrary, the Issuer may satisfy its obligations under this Section 3 by delivering to the Holders on the date fixed for exchange, in lieu of EW Series B Preferred Stock, an amount in cash equal to the principal amount of the Notes so exchanged, together with accrued interest thereon.

          Section 4.1. MODIFICATION OF NOTES. The Notes may be modified with the written consent of the Required Holders. The Required Holders may waive compliance by the Issuer of any provision of the Notes. As long as the Credit Agreement is in effect, the parties hereto agree that any attempt to amend or modify this Note shall be ineffective without the consent of Chemical Bank, as Agent under the Credit Agreement.

          Section 5.2. MISCELLANEOUS. (a) The Issuer shall not offer, sell, assign, transfer or otherwise dispose of all or any part of the EW Series B Preferred Stock other than pursuant to the Custody and Pledge Agreement.

          (b) THIS NOTE SHALL BE GOVERNED BY AND BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE. The Issuer hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice. The Holder by acceptance of the Note agrees to be bound by the provisions of this Note. The Section headings herein are for convenience only and shall not affect the construction hereof.

          Section 6.1. WAIVER OF JURY TRIAL. Culbro hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to the Notes.

          IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed as of this 25th day of April, 1994.


                                CULBRO CORPORATION


                                By:  /S/ S. ROSS WOLLEN
                                    --------------------------------
                                     Senior Vice President